EXHIBIT 10.1
EXECUTION VERSION

SECOND AMENDMENT TO SECOND AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT, dated as of April 8, 2019 (this “Amendment”), is entered into by and among the following parties:
(i)    OWENS CORNING RECEIVABLES LLC, a Delaware limited liability company, as seller (the “Seller”);
(ii)    OWENS CORNING SALES, LLC, a Delaware limited liability company (“Owens Corning Sales”), as initial servicer (in such capacity, the “Servicer”);
(iii)    THE BANK OF NOVA SCOTIA, a Canadian chartered bank (“BNS”), as a Related Committed Purchaser, as an LC Bank and as a Purchaser Agent for the Liberty Street Purchaser Group (in such capacity, the “Liberty Street Purchaser Agent”);
(iv)    PNC BANK, NATIONAL ASSOCIATION (“PNC”), as administrator (in such capacity, the “Administrator”), as a Related Committed Purchaser, as an LC Bank and as a Purchaser Agent for the PNC Purchaser Group (in such capacity, the “PNC Purchaser Agent”);
(v)    LIBERTY STREET FUNDING LLC (“Liberty Street”), as a Conduit Purchaser;
(vi)     CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK (“Credit Agricole”), as a Related Committed Purchaser and as a Purchaser Agent for the Atlantic Purchaser Group (in such capacity, the “Atlantic Purchaser Agent”); and
(vii)    ATLANTIC ASSET SECURITIZATION LLC (“Atlantic”), as a Conduit Purchaser.
R E C I T A L S
A.Each of the parties hereto are parties to that certain Second Amended and Restated Receivables Purchase Agreement, dated as of May 5, 2017 (as amended, supplemented or otherwise modified prior to the date hereof, the “Agreement”).
B.    Concurrently herewith, the Seller, the Servicer, each Purchaser Agent, each LC Bank and the Administrator are entering into that certain Seventh Amended and Restated Fee Letter (the “A&R Fee Letter”), dated as of the date hereof.
C.    The parties hereto desire to amend the Agreement as hereafter set forth.
NOW THEREFORE, in consideration of the premises and other material covenants contained herein, the parties hereto agree as follows:

EXHIBIT 10.1

SECTION 1.Certain Defined Terms. Capitalized terms which are used herein without definition and that are defined in the Agreement shall have the same meanings herein as in the Agreement.
SECTION 2.    Amendments to the Agreement. Effective as of the Effective Date, the Agreement is hereby amended to reflect the marked changes shown on Exhibit A to this Amendment.
SECTION 3.    Effect of Amendment; Ratification. All provisions of the Agreement and each other Transaction Document, as amended by this Amendment, remain in full force and effect. After this Amendment becomes effective, all references in the Agreement or any other Transaction Document to “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Agreement or such other Transaction Document shall be deemed to be references to the Agreement or such other Transaction Document as amended by this Amendment. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Agreement or any other Transaction Document other than as expressly set forth herein is hereby ratified and confirmed.
SECTION 4.    Effectiveness of this Amendment. This Amendment shall become effective as of the date hereof (the “Effective Date”) upon receipt by the Administrator of each of the following:
(a)    duly executed counterparts of this Amendment (whether by facsimile or otherwise) executed by each of the parties hereto;
(b)    duly executed counterparts of the A&R Fee Letter (whether by facsimile or otherwise) executed by each of the parties thereto;
(c)    a certificate of the Secretary or Assistant Secretary of the Seller, the Servicer and the Performance Guarantor certifying the names and true signatures of its officers who are authorized to sign this Amendment, the A&R Fee Letter and the other Transaction Documents to which it is a party; and
(d)    evidence of payment by the Seller of the “Amendment Fee” (under and as defined in the A&R Fee Letter) in accordance with the terms of the A&R Fee Letter.
SECTION 5.    Representations and Warranties. Each of Owens Corning Sales and the Seller hereby represents and warrants to the Administrator, each Purchaser Agent and each Purchaser as follows:
(a)    Representations and Warranties. Each of the representations and warranties made by it under the Agreement and each of the Transaction Documents to which it is a party are true and correct in all material respects as of the date hereof (unless stated to relate solely to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date).
(b)    Enforceability. The execution and delivery by such Person of this Amendment, and the performance of its obligations under this Amendment and the Agreement, as amended hereby, are within its organizational powers and have been duly

EXHIBIT 10.1

authorized by all necessary organizational action on its parts. This Amendment and the Agreement, as amended hereby, are such Person’s valid and legally binding obligations, enforceable in accordance with its respective terms.
(c)    No Default. Both before and immediately after giving effect to this Amendment and the transactions contemplated hereby, no Termination Event, Unmatured Termination Event or Servicer Default exists or shall exist.
(d)    Further Assurances. Such Person agrees to provide (or to cause to be provided) to the Administrator a copy of all agreements, documents, certificates and instruments, if any, relating to the subject matter of this Amendment, as the Administrator may reasonably request.
SECTION 6.    Miscellaneous.
(a)    Counterparts. This Amendment may be executed in any number of counterparts, and by the different parties hereto on the same or separate counterparts, each of which when so executed and delivered shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement. Delivery by facsimile or email of an executed signature page of this Amendment shall be effective as delivery of an original executed counterpart hereof.
(b)    Section Headings. The descriptive headings of the various sections of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.
(c)    Fees and Expenses. The Seller unconditionally agrees to pay within 10 Business Days of any demand therefor all reasonable and documented costs and expenses incurred by the Administrator, any Purchaser Agent and/or any Purchaser in connection with the preparation, execution and delivery of this Amendment and the transactions contemplated hereby, including, without limitation, reasonable fees, costs and expenses of legal counsel for the Administrator, the Purchaser Agents and the Purchasers.
(d)    Severability. Each provision of this Amendment shall be severable from every other provision of this Amendment for the purpose of determining the legal enforceability of any provision hereof, and the unenforceability of one or more provisions of this Amendment in one jurisdiction shall not have the effect of rendering such provision or provisions unenforceable in any other jurisdiction.
(e)    Transaction Document. This Amendment shall constitute a Transaction Document.
(f)    GOVERNING LAW. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

EXHIBIT 10.1

(g)    JURISDICTION. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AMENDMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK; AND, BY EXECUTION AND DELIVERY OF THIS AMENDMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AMENDMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH SERVICE MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.
SECTION 7.    Reaffirmation of Performance Guaranty. After giving effect to this Amendment and the transactions contemplated by this Amendment, all of the provisions of the Performance Guaranty shall remain in full force and effect and the Performance Guarantor hereby ratifies and affirms the Performance Guaranty and acknowledges that the Performance Guaranty has continued and shall continue in full force and effect in accordance with its terms.

(signatures begin on the next page)

EXHIBIT 10.1

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

OWENS CORNING SALES, LLC,
as Servicer

By: /s/Matthew Fortunak
Name: Matthew Fortunak
Title: Treasurer

OWENS CORNING RECEIVABLES LLC,
as Seller

By: /s/Matthew Fortunak
Name: Matthew Fortunak
Title: Treasurer

S-1    Second Amendment to
        2nd A&R RPA (Owens Corning)

EXHIBIT 10.1

THE BANK OF NOVA SCOTIA,
as a Related Committed Purchaser

By: /s/ Paula Czach
Name: Paula Czach
Title: MD/Co-Head

THE BANK OF NOVA SCOTIA,
as an LC Bank

By: /s/ Paula Czach
Name: Paula Czach
Title: MD/Co-Head

THE BANK OF NOVA SCOTIA,
as a Purchaser Agent

By: /s/ Paula Czach
Name: Paula Czach
Title: MD/Co-Head

S-2    Second Amendment to
        2nd A&R RPA (Owens Corning)

EXHIBIT 10.1

LIBERTY STREET FUNDING LLC,
as a Conduit Purchaser

By: /s/Kevin J. Corrigan
Name: Kevin J. Corrigan
Title: Vice President

S-3    Second Amendment to
        2nd A&R RPA (Owens Corning)

EXHIBIT 10.1

PNC BANK, NATIONAL ASSOCIATION,
as a Related Committed Purchaser

By: /s/ Michael Brown
Name: Michael Brown
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as an LC Bank

By: /s/ Michael Brown
Name: Michael Brown
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as a Purchaser Agent

By: /s/ Michael Brown
Name: Michael Brown
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as Administrator

By: /s/ Michael Brown
Name: Michael Brown
Title: Senior Vice President:

S-4    Second Amendment to
        2nd A&R RPA (Owens Corning)

EXHIBIT 10.1

ATLANTIC ASSET SECURITIZATION LLC,
as a Conduit Purchaser

By:/s/Michael Regan
Name: Michael Regan
Title: Managing Director

By:/s/Roger Klepper
Name: Roger Klepper
Title: Managing Director

S-5    Second Amendment to
        2nd A&R RPA (Owens Corning)

EXHIBIT 10.1

CREDIT AGRICOLE CORPORATE AND
INVESTMENT BANK,
as a Related Committed Purchaser

By:/s/Michael Regan
Name: Michael Regan
Title: Managing Director

By:/s/Roger Klepper
Name: Roger Klepper
Title: Managing Director

CREDIT AGRICOLE CORPORATE AND
INVESTMENT BANK,
as a Purchaser Agent

By:/s/Michael Regan
Name: Michael Regan
Title: Managing Director

By:/s/Roger Klepper
Name: Roger Klepper
Title: Managing Director

S-6    Second Amendment to
        2nd A&R RPA (Owens Corning)

EXHIBIT 10.1

ACKNOWLEDGED AND AGREED TO:

OWENS CORNING,
as Performance Guarantor

By: /s/Matthew Fortunak
Name:    Matthew Fortunak
Title: Vice President and Treasurer

S-7    Second Amendment to
        2nd A&R RPA (Owens Corning)

EXHIBIT 10.1

EXHIBIT A
MARKED PAGES

[attached]

Schedule IV

EXHIBIT 10.1

EXECUTION VERSION
CONFORMED COPY
Conformed through:
1st Amendment dated April 12, 2018
2nd Amendment dated April 8, 2019

SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT
DATED AS OF MAY 5, 2017
BY AND AMONG
OWENS CORNING RECEIVABLES LLC,
as Seller,
OWENS CORNING SALES, LLC,
as initial Servicer,
THE VARIOUS CONDUIT PURCHASERS, RELATED COMMITTED PURCHASERS, LC BANKS AND PURCHASER AGENTS FROM TIME TO TIME PARTY HERETO,
PNC BANK, NATIONAL ASSOCIATION,
as Administrator,
AND
PNC CAPITAL MARKETS LLC,
as Structuring Agent

EXHIBIT 10.1

TABLE OF CONTENTS
(continued)
Page

Section 5.11	Entire Agreement 47

Section 5.12	Headings 47

Section 5.13	Right of Setoff 47

Section 5.14	Purchaser Groups’ Liabilities 48

Section 5.15	Sharing of Recoveries 48

Section 5.16	USA Patriot Act 48

Section 5.17	Release of Liens/UCC-3 Financing Statements 49

Section 5.18	Replacement of Purchasers, Affected Entities and Agents 49

Section 5.19	[Reserved] 49

Section 5.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions 49

EXHIBIT I    DEFINITIONS
EXHIBIT II    CONDITIONS OF PURCHASES
EXHIBIT III    REPRESENTATIONS AND WARRANTIES
EXHIBIT IV    COVENANTS
EXHIBIT V    TERMINATION EVENTS
EXHIBIT VI    TRANCHED CAPITAL PURCHASER
SCHEDULE I    CREDIT AND COLLECTION POLICY
SCHEDULE II    LOCK-BOX BANKS, LOCK-BOXES AND LOCK-BOX BANKS
SCHEDULE III    ACTIONS AND PROCEEDINGS
SCHEDULE IV    GROUP COMMITMENTS
SCHEDULE V    PAYMENT INSTRUCTIONS
SCHEDULE VI    EU RISK RETENTION PROVISIONS

ANNEX A    FORM OF INFORMATION PACKAGE
ANNEX B    FORM OF PURCHASE NOTICE
ANNEX C    FORM OF PAYDOWN NOTICE
ANNEX D    FORM OF COMPLIANCE CERTIFICATE
ANNEX E    FORM OF LETTER OF CREDIT APPLICATION
ANNEX F    FORM OF ASSUMPTION AGREEMENT
ANNEX G    FORM OF TRANSFER SUPPLEMENT

iii

EXHIBIT 10.1

Limit (but not below the amount that would cause the Aggregate Capital plus the Adjusted LC Participation Amount to exceed the Purchase Limit or would cause the Group Capital of any Purchaser Group to exceed its Group Commitment, in each case after giving effect to such reduction); provided, that each partial reduction shall be in the amount of at least $5,000,000, or an integral multiple of $1,000,000 in excess thereof, and that, unless terminated in whole, the Purchase Limit shall in no event be reduced below $100,000,000; provided, further, that in connection with any such partial reduction in the Purchase Limit, the LC Sublimit shall be reduced in an amount equal to the product of (i) the amount of such reduction in the Purchase Limit, times (ii) a fraction equal to (a) the LC Sublimit (prior to giving effect to such reduction), divided by (b) the Purchase Limit (prior to giving effect to such reduction). Each reduction in the Commitments hereunder shall be made ratably among the Purchasers (other than Conduit Purchasers) in accordance with their respective Commitment Percentages and their respective Commitments. The Administrator shall promptly advise the Purchaser Agents of any notice received by it pursuant to this Section 1.1(c). In addition to and without limiting any other requirements for termination, prepayment and/or the funding of the LC Collateral Account hereunder, no such termination or reduction shall be effective unless and until (i) in the case of a termination, the amount on deposit in the LC Collateral Account is at least equal to the then outstanding Aggregate LC Participation Amount and (ii) in the case of a partial reduction, the amount on deposit in the LC Collateral Account is at least equal to the positive difference between the then outstanding Aggregate LC Participation Amount and the LC Sublimit as so reduced by such partial reduction.
(e)    Each of the parties hereto hereby acknowledges and agrees that from and after ~~the Third Amendment Effective Date,~~September 16, 2013, the Purchaser Group that includes PNC, as a Purchaser Agent and as a Purchaser, shall not include a Conduit Purchaser, and each request by the Seller for ratable Purchases by the Conduit Purchasers pursuant to Section 1.1(a)(i)(x) shall be deemed to be a request that the Related Committed Purchasers in PNC’s Purchaser Group make their ratable share of such Purchases.

Section 1.2 Making Purchases.
(a)    Seller may request a purchase (but not reinvestment) of undivided percentage ownership interests with regard to the Purchased Interest hereunder to be made in cash on any day upon the Seller’s irrevocable written notice in the form of Annex B (each, a “Purchase Notice”) delivered to the Administrator and each Purchaser Agent in accordance with Section 5.2 (which notice must be received by the Administrator and each Purchaser Agent before noon, New York time) at least one Business Day before the requested Purchase Date, which notice shall specify, (A) the amount requested to be paid to the Seller (such amount, which shall not be less than $2,500,000 (or such lesser amount as agreed to by the Administrator and each Purchaser Agent) and shall be in integral multiples of $250,000 in excess thereof, being the Capital relating to the undivided percentage ownership interest then being purchased with respect to each Purchaser Group), (B) the date of such purchase (which shall be a Business Day), and (C) the pro forma calculation of the Purchased Interest after giving effect to the increase in the Aggregate Capital resulting from such purchase.

EXHIBIT 10.1

(iv) release to the Seller (subject to Section 1.4(f)) for its own account any Collections in excess of: (w) amounts required to be reinvested in accordance with clause (ii) or the proviso to clause (iii), plus (x) the amounts that are required to be set aside pursuant to clause (i), the provisos to clause (ii) and clause (iii), plus (y) the Seller’s Share of the Servicing Fee accrued and unpaid through such day and all reasonable and appropriate out-of-pocket costs and expenses of the Servicer for servicing, collecting and administering the Pool Receivables, plus (z) all other amounts then due and payable by the Seller under this Agreement to the Purchasers, the Purchaser Agents, the Administrator, and any other Indemnified Party or Affected Person.

(c)    The Servicer shall, in accordance with the priorities set forth in Section 1.4(d), deposit into the Administration Account, no later than noon (New York time) on each Settlement Date, Collections held for the Purchasers pursuant to clause (b)(i) or (f) plus the amount of Collections then held for the Purchasers pursuant to clauses (b)(ii) and (iii) of Section 1.4; provided, that if Owens Corning Sales or an Affiliate thereof is the Servicer, such day is not a Termination Day and the Administrator has not notified Owens Corning Sales (or such Affiliate) that such right is revoked, Owens Corning Sales (or such Affiliate) may retain the portion of the Collections set aside pursuant to clause (b)(i) that represents the Servicing Fee. On or prior to the Business Day immediately preceding each Settlement Date, each Purchaser Agent will notify the Administrator no later than noon (New York time) telephonically, by electronic mail or by facsimile of the amount of Discount accrued with respect to each Portion of Capital during the related Settlement Period or portion thereof and thereafter no later than 5:00 p.m. (New York time) on such day the Administrator will notify the Servicer telephonically, by electronic mail or by facsimile of such amounts.

(d)    The Administrator shall distribute the amounts described in clause (c) above promptly following receipt of such funds deposited into the Administration Account (but no later than 5:00 p.m. (New York time)) as follows:

(i) if such distribution occurs on a day that is not a Termination Day and the Purchased Interest does not exceed 100%, first to each Purchaser Agent ratably according to the Discount and Fees accrued during such Settlement Period (for the benefit of the relevant Purchasers within such Purchaser Agent’s Purchaser Group) in payment in full of all such accrued Discount with respect to each Portion of Capital maintained by such Purchasers and all such accrued Fees; it being understood that each Purchaser Agent shall distribute such amounts to the Purchasers within such Purchaser Agent’s Purchaser Group ratably according to Discount and Fees, respectively~~,~~ (or, with respect to any Tranched Capital Purchaser in such Purchaser Agent’s Purchaser Group, in accordance with Exhibit VI), and second, if the Servicer has set aside amounts in respect of the Servicing Fee pursuant to clause (b)(i) and has not retained such amounts pursuant to clause (c), to the Servicer (payable in arrears on each Settlement Date) in payment in full of the aggregate of the Purchasers’ Share of accrued Servicing Fees so set aside, and

(ii)    if such distribution occurs on a Termination Day or on a day when the Purchased Interest exceeds 100%, first, to the Servicer in payment in full of the Purchasers’ Share of all accrued Servicing Fees, second, to each Purchaser Agent ratably (based on the

EXHIBIT 10.1

aggregate accrued and unpaid Discount and Fees payable to all Purchasers at such time) (for the benefit of the relevant Purchasers in such Purchaser Agent’s Purchaser Group) in payment in full of all accrued Discount with respect to each Portion of Capital funded or maintained by the Purchasers within such Purchaser Agent’s Purchaser Group and all accrued Fees, third, to each Purchaser Agent ratably according to the Actual Share of the Exposure of such Purchaser Agent’s Purchaser Group (for the benefit of the relevant Purchasers in such Purchaser Agent’s Purchaser Group) in an amount, for each Purchaser Group, equal to such Purchaser Group’s Actual Share of the Exposure (or, if such day is not a Termination Day, such Purchaser Group’s Actual Share of the amount necessary to reduce the Purchased Interest to 100%) (determined as if such Collections had been applied to reduce the Aggregate Capital); provided, that each Purchaser Agent shall apply any amount distributed to it pursuant to this third clause in the following order of priority: (x) first, in payment of the aggregate Capital of each Purchaser in such Purchaser Agent’s Purchaser Group and (y) second, to the LC Collateral Account for the benefit of any LC Bank in such Purchaser Agent’s Purchaser Group, to cash collateralize such LC Bank’s LC Participation Amount until the amount of cash collateral held in such LC Collateral Account equals 100% of the Aggregate LC Participation Amount; it being understood that each Purchaser Agent shall distribute the amounts described in the first, second and third clauses of this Section 1.4(d)(ii) to the Purchasers within such Purchaser Agent’s Purchaser Group ratably according to Discount, Fees and Capital, respectively (or, with respect to any Tranched Capital Purchaser in such Purchaser Agent’s Purchaser Group, in accordance with Exhibit VI), and fourth, if the Aggregate Capital and accrued Aggregate Discount with respect to each Portion of Capital for all Purchaser Groups have been reduced to zero, the amount on deposit in the LC Collateral Account equals 100% of the Aggregate LC Participation Amount and the aggregate of the Purchasers’ Share of all accrued Servicing Fees payable to the Servicer have been paid in full, to each Purchaser Agent ratably, based on the amounts payable to each Purchaser in such Purchaser Agent’s Purchaser Group (for the benefit of the relevant Purchasers in such Purchaser Agent’s Purchaser Group), the Administrator and any other Indemnified Party or Affected Person in payment in full of any other amounts owed thereto by the Seller hereunder.

After the Aggregate Discount, fees payable pursuant to the Fee Letters and Servicing Fees with respect to the Purchased Interest, and any other amounts payable by the Seller to each Purchaser Group, the Administrator or any other Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full, and the Exposure has been reduced to zero, all additional Collections with respect to the Purchased Interest shall be paid to the Seller for its own account.

(e)    For the purposes of this Section 1.4:

(i)    if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, discount or other adjustment made by the Seller or any Affiliate of the Seller or the Servicer or any Affiliate of the Servicer, or any setoff or dispute between the Seller or any Affiliate of the Seller or the Servicer or any Affiliate of the Servicer and an Obligor, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment and, if such reduction or adjustment (x) causes the Purchased Interest to exceed 100% or (y) occurs after the

EXHIBIT 10.1

Each Foreign Recipient further agrees to update any forms provided under this Section 1.10(e) if and as appropriate.

Treatment of Certain Refunds. If the Administrator, a Purchaser, or a Purchaser Agent determines, in its good faith discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Seller or with respect to which the Seller has paid additional amounts pursuant to this Section, it shall pay to the Seller an amount equal to such refund within thirty (30) days of such determination (but only to the extent of indemnity payments made, or additional amounts paid, by the Seller under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrator, such Purchaser, or such Purchaser Agent, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). This paragraph shall not be construed to require the Administrator, such Purchaser, or such Purchaser Agent to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Seller or any other Person.

Section 1.11        Letters of Credit.

Subject to the terms and conditions hereof, each LC Bank shall issue or cause the issuance of Letters of Credit (“Letters of Credit”) on behalf of Seller (and, if applicable, on behalf of, or for the account of, such Originator in favor of such beneficiaries as such Originator may elect); provided, however, that no LC Bank will be required to issue or cause to be issued any Letters of Credit to the extent that after giving effect thereto the issuance of such Letters of Credit would then cause (a) the Exposure to exceed the Purchase Limit, (b) the LC Participation Amount with respect to such LC Bank to exceed its Commitment or (c) the Aggregate LC Participation Amount to exceed the LC Sublimit. Notwithstanding anything herein to the contrary, the LC Bank shall have no obligation hereunder to issue any Letters of Credit the proceeds of which would be made available to any Person to fund any activity or business of or with any Sanctioned Person or in any country or territory that, at the time of such funding, is the subject of any Sanctions Laws in any manner that would result in a violation of any Sanctions Laws by any party to this Agreement. All amounts drawn upon Letters of Credit shall accrue Discount for each day such drawn amounts shall have not been reimbursed.

Section 1.12        Issuance of Letters of Credit.

The Seller may request that any LC Bank, upon one Business Day’s prior written notice submitted on or before noon, New York time, to issue a Letter of Credit by delivering to the Administrator and such LC Bank a form of letter of credit application for such LC Bank substantially in the form of Annex E attached hereto (each, a “Letter of Credit Application”) and a Purchase Notice substantially in the form of Annex B hereto, in each case completed to the satisfaction of the Administrator and the applicable LC Bank; and, such other certificates, documents and other papers and information as the Administrator or such LC Bank may reasonably request. The Seller also has the right to give instructions and make agreements with

EXHIBIT 10.1

Notwithstanding anything to the contrary set forth in Section 1.1(a), if at any time a Conduit Purchaser Rate Event shall have occurred and be continuing with respect to a Conduit Purchaser in any Purchaser Group (any such Purchaser Group, an “Excluded Purchaser Group”), if requested by the Seller in its sole discretion (i) any Funded Purchase that occurs during the continuance of any Conduit Purchaser Rate Event shall be made by Purchasers other than any Purchaser in an Excluded Purchaser Group and (ii) any Excluded Purchaser Group shall be excluded for purposes of calculating the “Ratable Share”, “Actual Share”, “Exposure” and “Deficient Share” solely for purposes of Section 1.1(a), for so long as the Seller may designate. Any such request by the Seller shall be set forth in a Purchase Notice delivered to the Administrator and each Purchaser Agent (including the Purchaser Agent for such Excluded Purchaser Group) in accordance with Section 1.2(a). Notwithstanding the foregoing, the Seller may request that a Funded Purchase that occurs during the continuance of a Conduit Purchaser Rate Event be made by the Purchasers in an Excluded Purchaser Group on a pro rata basis with the Purchasers in the non-Excluded Purchaser Groups, or on a non-pro rata basis in accordance with Section 1.1(a).

Section 1.23         Successor LMIR.

(a)    If the Administrator determines (which determination shall be final and conclusive, absent manifest error) that either (i) (A) the circumstances set forth in Section 1.9 have arisen and are unlikely to be temporary, or (B) the circumstances set forth in Section 1.9 have not arisen but the applicable supervisor or administrator (if any) of LMIR or a Governmental Authority having jurisdiction over the Administrator has made a public statement identifying the specific date after which LMIR shall no longer be used for determining interest rates for loans (either such date, a “LMIR Termination Date”), or (ii) a rate other than LMIR has become a widely recognized benchmark rate for newly originated loans in dollars in the U.S. market, then the Administrator may (in consultation with the Seller) choose a replacement index for LMIR and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in Discount based on the replacement index will be substantially equivalent to the all-in Discount based on LMIR in effect prior to its replacement.

(b)    The Administrator and the Seller shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of the Administrator, for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the other Transaction Documents (including, without limitation, Section 5.1), such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. New York City time on the tenth (10th) Business Day after the date a draft of the amendment is provided to the Purchasers, unless the Administrator receives, on or before such tenth (10th) Business Day, a written notice from the Majority Purchaser Agents stating that such Majority Purchaser Agents object to such amendment.
(c)    Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a rate based on LMIR to a replacement index-based rate, and (ii) may also reflect adjustments to account for (A) the effects of the transition from LMIR

EXHIBIT 10.1

to the replacement index and (B) yield- or risk-based differences between LMIR and the replacement index.
(d)    Until an amendment reflecting a new replacement index in accordance with this Section 1.23 is effective, any Portion of Capital for which Discount is determined by reference to LMIR will continue to accrue Discount with reference to LMIR, provided however, that if the Administrator determines (which determination shall be final and conclusive, absent manifest error) that a LMIR Termination Date has occurred, then following the LMIR Termination Date, all Portions of Capital for which Discount would otherwise be determined with reference to LMIR shall automatically begin accruing Discount with reference to the Base Rate until such time as an amendment reflecting a replacement index and related matters as described above is implemented.
(e)    Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES; COVENANTS;
TERMINATION EVENTS

Section 2.1    Representations and Warranties; Covenants.

Each of the Seller and the Servicer hereby makes the representations and warranties, and hereby agrees to perform and observe the covenants, applicable to it as set forth in Exhibits III and IV, respectively.
Section 2.2    Termination Events.

If any of the Termination Events set forth in Exhibit V shall occur, the Administrator may (with the consent of the Majority Purchaser Agents) and shall (at the direction of the Majority Purchaser Agents), by notice to the Seller, declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred); provided, that automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (e) of Exhibit V, the Facility Termination Date shall occur. Upon any such declaration, occurrence or deemed occurrence of the Facility Termination Date, the Purchasers, the Purchaser Agents and the Administrator shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.
ARTICLE III
INDEMNIFICATION

Section 3.1 Indemnities by the Seller.

EXHIBIT 10.1

“Aggregate LC Participation Amount” shall mean, at any time, the then sum of the undrawn amounts of all outstanding Letters of Credit.

“Agreement” has the meaning set forth in the preamble to the Agreement.

“Alternate Rate” for any Settlement Period for any Capital (or portion thereof) funded by any Purchaser other than through the issuance of Notes means an interest rate per annum equal to: (I) solely with respect to PNC, as a Purchaser, (a) the daily average LMIR for such Settlement Period or (b) if the Base Rate is applicable to PNC pursuant to Section 1.9, the daily average Base Rate for such Settlement Period, or (II) with respect to any Purchaser other than PNC, (a) the sum of (i) the daily average LMIR for such Settlement Period and (ii) 0.75% per annum, or (b) if the Base Rate is applicable to such Purchaser pursuant to Section ~~1.9,~~1.9 or 1.23, the daily average Base Rate for such Settlement Period; provided, however, that the “Alternate Rate” for any day while a Termination Event exists (x) with respect to paragraphs (a)(ii), (e) or (l) of Exhibit V, or (y) with respect to any other Termination Event at the direction of the Majority Purchaser Agents, shall be an interest rate equal to 2.0% per annum above the otherwise applicable “Alternate Rate”.

“Anti-~~Money Laundering Laws” means the US Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and the regulations and rules promulgated thereunder, as amended from time to time; the US Money Laundering Control Act of 1986 and the regulations and rules promulgated thereunder, as amended from time to time; the US Bank Secrecy Act and the regulations and rules promulgated thereunder, as amended from time to time; and corresponding laws of (a) the European Union or Canada designed to combat money laundering and terrorist financing and (b) jurisdictions in which the Seller, the Servicer, Owens Corning or any Originator operates or in which the proceeds of any Purchase will be used or from which funds used to repay any obligation under the Transaction Documents of the Seller, the Servicer or any Originator will be derived .~~Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to Owens Corning or any of its Subsidiaries from time to time concerning bribery or corruption.

“Anti-Money Laundering Laws” shall mean any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to Owens Corning or its Subsidiaries related to terrorism financing or money laundering, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Law” shall mean all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Assignment and Assumption Agreement” has the meaning set forth in the preliminary statements to this Agreement.

EXHIBIT 10.1

“Beneficial Owner” means, for the Seller, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of the Seller’s capital stock; and (b) a single individual with significant responsibility to control, manage or direct the Seller.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any employee benefit pension plan as defined in Section 3(2) of ERISA in respect of which the Seller, any Originator, Owens Corning or any ERISA Affiliate is, or at any time during the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“BNS” means The Bank of Nova Scotia.

“BofA Lock-Box Account” means the Lock-Box Account maintained in the name of the Seller, identified as deposit account number 8188057873 and maintained at Bank of America, N.A.

“Business Day” means any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in New York City, New York; and (b) if this definition of “Business Day” is utilized in connection with LMIR, dealings are carried out in the London interbank market.

“Capital” means, with respect to any Purchaser, the aggregate amounts (i) paid to, or on behalf of, the Seller in connection with all Funded Purchases made by such Purchaser pursuant to Sections 1.2(b) and 1.1(b) of the Agreement and (ii) with respect to any Purchaser that is an LC Bank, paid by such LC Bank with respect to all drawings under the Letter of Credit to the extent such drawings have not been reimbursed by the Seller or funded by any Conduit Purchaser or Related Committed Purchaser pursuant to Section 1.1(b), as reduced from time to time by Collections distributed and applied on account of such Capital pursuant to Section 1.4(d) of the Agreement; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Certificate of Beneficial Ownership” means, for the Seller, a certificate in form and substance acceptable to the Administrator (as amended or modified by the Administrator from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of the Seller.

“Change in Control” means: (a) Owens Corning ceases to own, directly or indirectly, 100% of (i) the membership interests of the Seller free and clear of all Adverse Claims other than (x) any Permitted Liens or (y) a pledge of the equity interests of the Seller; provided, that the Administrator and such pledgee shall have entered into an intercreditor agreement, in form and substance satisfactory to the Administrator and each Purchaser Agent or (ii) the issued and outstanding capital stock of Owens Corning Sales; or (b) a “Change ~~in~~of Control” as defined in the Owens Corning Credit Agreement.

EXHIBIT 10.1

notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, the Seller agrees that any amounts payable to Conduit Purchasers in respect of Discount for any Settlement Period with respect to any Portion of Capital funded by such Conduit Purchasers at the CP Rate shall include an amount equal to the portion of the face amount of the outstanding Notes issued to fund or maintain such Portion of Capital that corresponds to the portion of the proceeds of such Notes that was used to pay the interest component of maturing Notes issued to fund or maintain such Portion of Capital, to the extent that such Conduit Purchaser had not received payments of interest in respect of such interest component prior to the maturity date of such maturing Notes (for purposes of the foregoing, the “interest component” of Notes equals the excess of the face amount thereof over the net proceeds received by such Conduit Purchaser from the issuance of Notes, except that if such Notes are issued on an interest-bearing basis its “interest component” will equal the amount of interest accruing on such Notes through maturity) or (b) any other rate designated as the “CP Rate” for such Conduit Purchaser in an Assumption Agreement or Transfer Supplement or other document pursuant to which such Person becomes a party as a Conduit Purchaser to this Agreement, or any other writing or agreement provided by such Conduit Purchaser to the Seller, the Servicer and the applicable Purchaser Agent from time to time. The “CP Rate” for any Conduit Purchaser for any day while a Termination Event exists (x) with respect to paragraphs (a)(ii), (e) or (l) of Exhibit V or (y) with respect to any other Termination Event at the direction of the Majority Purchaser Agents, shall be an interest rate equal to 2.0% per annum above the otherwise applicable CP Rate.

“Credit Agricole” means Credit Agricole Corporate and Investment Bank.

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Originators in effect on the Closing Date and described in Schedule I to the Agreement, as modified in compliance with the Agreement.

“Days’ Sales Outstanding” means, for any calendar month, an amount computed as of the last day of such calendar month equal to: (a) the average of the Outstanding Balance of all Pool Receivables as of the last day of each of the three most recent calendar months ended on the last day of such calendar month divided by (b) (i) the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the three most recent calendar months ended on the last day of such calendar month divided by (ii) 90.

“Debt” means, as to any Person at any time, ~~any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, (iv) any other transaction (including production payments (excluding royalties), installment purchase agreements, forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payable and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due), or v) any Guaranty of any such Indebtedness.~~without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the

EXHIBIT 10.1

maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (iii) the aggregate amount of all capitalized lease obligations of such Person, (iv) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations (other than ordinary course trade accounts payable not overdue by more than sixty (60) days), (v) all contingent obligations of such Person, (vi) all obligations under any interest rate protection agreement, any other hedging agreement or under any similar type of agreement determined on a marked-to-market basis, (vii) all off-balance sheet liabilities of such Person and (viii) any Guaranty of such Debt.

“Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that became Defaulted Receivables during such month, by (b) the aggregate initial Outstanding Balance of all Pool Receivables generated by the Originators during the month that is six calendar months before such month.

“Defaulted Receivable” means a Receivable:

(a)    as to which any payment, or part thereof, remains unpaid for more than 120 days from the original due date set forth in the related invoice (or the original due date set forth in the books and records of the Servicer solely in the case of a Receivable where the Obligor and the Originator have agreed, on or prior to the creation of such Receivable, to a due date for such Receivable later than the due date set forth in such invoice) for such payment, or

(b)     (i) as to which an Insolvency Proceeding shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto or (ii) that has been written off the applicable Originator’s or Seller’s books as uncollectible.

“Defaulting Purchaser” means any Purchaser that (i) has failed to make available to the Administrator any portion of the amount due by it under Section 1.2(b), within one Business Day of the date when such amount was due thereunder or (ii) has notified the Seller, any Purchaser or the Administrator in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit.

“Deficient Share” means, for each Purchaser Group, at any time, a percentage equal to the greater of (i) the excess of such Purchaser Group’s Ratable Share over its Actual Share, and (ii) 0%.

“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each

EXHIBIT 10.1

but less than 180 days after the original invoice date exceeds 5% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Purchaser Group” has the meaning set forth in Section 1.22 of this Agreement.

“Excluded Receivable” means indebtedness and other obligations owed to Owens Corning Sales in respect of:

(i)    accounts receivable originated by the Owens Corning OEM Insulation Products division of Owens Corning Sales;

(ii)    accounts receivable originated by the Conwed Products division of Owens Corning Sales;

(iii)    accounts receivable originated by the OC Automotive division of Owens Corning Sales;

(iv)    accounts receivable originated by Owens Corning Sales that are owing by Owens Corning or any Subsidiary thereof;

(v)    indebtedness or other obligations owed to Owens Corning Sales that are evidenced by instruments on the Original Closing Date; or

(vi)    accounts receivable originated by Owens Corning Sales on or after October 1, 2013 that are owing by DSM Engineering Plastics, Inc. and its Subsidiaries.

“Excluded Taxes” shall mean, with respect to the Administrator, a Purchaser, a Purchaser Agent or any other recipient of any payment to be made by or on account of any obligation of the Seller hereunder, (i) taxes imposed on, or measured by, net income or net profits, overall capital or net worth, franchise or branch profits taxes or any similar taxes, and any taxes on doing business imposed by the jurisdiction (a) under the Applicable Laws of which such recipient is incorporated or organized, (b) in which an applicable office or branch of such recipient is located or (c) in which such recipient has a present or former connection (other than a connection arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations, received payments, received or perfected a security interest under, or engaged in any other transaction in accordance with the terms of this Agreement) that causes the imposition of such tax, (ii) any tax required to be withheld or assessed pursuant to Sections 1471 through 1474 of the Internal Revenue Code unless the Seller fails to provide in a timely manner, upon the reasonable request of the Administrator (on behalf of the Foreign Recipient) any information, form, document or certification, accurately completed and in a manner reasonably satisfactory to the Administrator, that may be required or reasonably requested in order to allow the Administrator or the Foreign Recipient to comply with Sections 1471 through 1474 of the Internal Revenue Code or enter into an agreement with the Internal Revenue Service, and any such tax pursuant to Sections 1471 through 1474 of the Internal Revenue Code would not have been assessed if the Seller had acted in accordance with this

EXHIBIT 10.1

“Letter of Credit” shall mean any stand-by letter of credit issued by an LC Bank for the account of the Seller pursuant to the Agreement.

“Letter of Credit Application” has the meaning set forth in Section 1.12 of the Agreement.

“Liberty Street” means Liberty Street Funding LLC.

“Liquidity Agent” means any bank or other financial institution acting as agent for the various Liquidity Providers under each Liquidity Agreement.

“Liquidity Agreement” means any agreement entered into in connection with this Agreement pursuant to which a Liquidity Provider agrees to make purchases or advances to, or purchase assets from, any Conduit Purchaser in order to provide liquidity for such Conduit Purchaser’s Purchases.

“Liquidity Provider” means each of the following, including any Affiliate thereof: (a) Credit Agricole and (b) BNS.

“LLC Agreement” means the limited liability company agreement of Seller.

“LMIR” means for any day during any Settlement Period, the three-month Eurodollar rate for U.S. dollar deposits as reported on the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrator from another recognized source for interbank quotation), in each case, changing when and as such rate changes. Notwithstanding the foregoing, if LMIR as determined herein would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

“LMIR Termination Date” has the meaning set forth in Section 1.23(a).

“Lock-Box” means each locked postal box with respect to which a Lock-Box Bank who has executed a Lock-Box Agreement pursuant to which it has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Schedule II (as such schedule may be modified from time to time in connection with the addition or removal of any Lock-Box in accordance with the terms hereof).

“Lock-Box Account” means each account listed on Schedule II to this Agreement (as such schedule may be modified from time to time in connection with the closing or opening of any Lock-Box Account in accordance with the terms hereof) (in each case, in the name of the Seller) and maintained at a bank or other financial institution acting as a Lock-Box Bank pursuant to a Lock-Box Agreement for the purpose of receiving Collections.

“Lock-Box Agreement” means each agreement, in form and substance satisfactory to the Administrator, among the Seller, the Servicer (if applicable), the Administrator and a Lock-Box Bank, governing the terms of the related Lock-Box Accounts.

EXHIBIT 10.1

“Lock-Box Bank” means any of the banks or other financial institutions holding one or more Lock-Box Accounts.

“Loss Horizon Ratio” means, on any date, the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed by dividing: (a) the sum of (i) the aggregate initial Outstanding Balance of all Pool Receivables generated by the Originators during the four most recent calendar months, plus (ii) the product of (A) the Weighted Average Credit Terms divided by thirty, times (B) the aggregate credit sales made by the Originators during the fifth most recent calendar month, by (b) the Net Receivables Pool Balance as of such date.

“Loss Reserve” means, on any date, an amount equal to: (a) the Aggregate Capital plus the Adjusted LC Participation Amount at the close of business of the Servicer on such date multiplied by (b) (i) the Loss Reserve Percentage on such date divided by (ii) 100% minus the Loss Reserve Percentage on such date.

“Loss Reserve Percentage” means, on any date, the product of (A) 2.25 times (B) the highest average of the Default Ratios for any three consecutive calendar months during the twelve most recent calendar months times (C) the Loss Horizon Ratio.

“Majority Purchaser Agents” means, at any time, the Purchaser Agents for the Purchaser Groups with Related Committed Purchasers whose Commitments aggregate more than 50% of the aggregate of all Group Commitments (or, after the Facility Termination Date, whose members hold more than 50% of the Exposure); provided, however, that so long as two or more Purchaser Groups are party to this Agreement and any single Purchaser Group includes Related Committed Purchasers whose Commitments aggregate more than 50% of the aggregate of all Group Commitments (or, after the Facility Termination Date, whose members hold more than 50% of the Exposure), then “Majority Purchaser Agents” shall mean a minimum of two Purchaser Agents for the Purchaser Groups with Related Committed Purchasers whose Commitments aggregate more than 50% of the aggregate of all Group Commitments (or, after the Facility Termination Date, whose members hold more than 50% of the Exposure); provided, further, however, at any time when exactly two Purchaser Groups are party to this Agreement, then “Majority Purchaser Agents” shall mean both Purchaser Agents.

“Material Adverse Effect” means relative to any Person with respect to any event or circumstance, a material adverse effect on:

(a)     the assets, operations, business or financial condition of such Person~~,~~ and its Subsidiaries, taken as a whole,

(b)    the ability of ~~any~~ such Person to perform its obligations under the Agreement or any other Transaction Document to which it is a party,

(c)    the validity or enforceability of any material provision of the Agreement or any other Transaction Document, or the validity, enforceability or collectibility of any material portion of the Pool Receivables, or

EXHIBIT 10.1

(d)    the status, perfection, enforceability or priority of the Administrator’s, any Purchaser’s or the Seller’s interest in the Pool Assets.

Notwithstanding the foregoing, “Material Adverse Effect” means, relative to the Seller or the Servicer, a Material Adverse Effect with respect to such Person, and with respect to any other Person, a Material Adverse Effect with respect to such Person and its Subsidiaries, taken as a whole.

“Minimum Dilution Reserve” means, on any day, an amount equal to (a) the Aggregate Capital plus the Adjusted LC Participation Amount at the close of business of the Servicer on such date multiplied by (b) (i) the Minimum Dilution Reserve Percentage divided by (ii) 100% minus the Minimum Dilution Reserve Percentage on such day.

“Minimum Dilution Reserve Percentage” means, on any day, the product of (a) the average of the Dilution Ratios for the twelve most recent calendar months multiplied by (b) the Dilution Horizon.

“Monthly Settlement Date” means the 20th day of each calendar month (or if such day is not a Business Day, the next occurring Business Day); provided, however, that on and after the occurrence and continuation of any Termination Event, the Monthly Settlement Date shall be the date selected as such by the Administrator (with the consent or at the direction of the Majority Purchaser Agents) from time to time (it being understood that the Administrator (with the consent or at the direction of the Majority Purchaser Agents) may select such Monthly Settlement Date to occur as frequently as daily) or, in the absence of any such selection, the date which would be the Monthly Settlement Date pursuant to this definition.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Receivables Pool Balance” means, at any time: (a) the Outstanding Balance of Eligible Receivables then in the Receivables Pool minus (b) the Excess Concentration.

“Notes” means short-term promissory notes issued, or to be issued, by any Conduit Purchaser to fund its investments in accounts receivable or other financial assets.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Order” has the meaning set forth in Section 1.20 of the Agreement.

“Original Agreement” means the Receivables Purchase Agreement, dated as of March 31, 2011, among the Seller, the Servicer, the various conduit purchasers, related committed purchasers, LC participants and purchaser agents party thereto, Wells, as the LC Bank, and BNS, as the administrator.

“Original Closing Date” means March 31, 2011.

EXHIBIT 10.1

“Originator” and “Originators” have the meaning set forth in the Purchase and Sale Agreement, as the same may be modified from time to time by adding new Originators or removing Originators, in each case with the prior written consent of the Administrator; it being understood that as of the Closing Date, the only Originator is Owens Corning Sales.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies or fees arising from any payment made hereunder or from the execution, delivery, filing, recording or enforcement of, or otherwise in respect of, this Agreement, the other Transaction Documents and the other documents or agreements to be delivered hereunder or thereunder.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Owens Corning” means Owens Corning, a Delaware corporation.

“Owens Corning Credit Agreement” means the ~~Amended and Restated~~ Credit Agreement, dated as of ~~November 13, 2015,~~May 4, 2018, among Owens Corning, the subsidiary borrowers party thereto, the lenders party thereto, Wells, as Administrator, and each of the other parties thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Owens Corning Operating Account” means deposit account number 8188707327 maintained in the name of Owens Corning at Bank of America, N.A., which deposit account is not a Lock-Box Account.

“Owens Corning Sales” has the meaning set forth in the preamble to the Agreement.

“Participant” has the meaning set forth in Section 5.3(b) of this Agreement.

“Paydown Notice” has the meaning set forth in Section 1.4(f)(i) of the Agreement.

“Performance Guarantor” means Owens Corning.

“Performance Guaranty” means the Amended and Restated Performance Guaranty, dated as of the Closing Date, by the Performance Guarantor in favor of the Administrator for the benefit of the Purchasers, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Permitted Liens” means:

(i)    inchoate liens for taxes, assessments or governmental charges or levies not yet due or liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles.

EXHIBIT 10.1

Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto,

(d)    all of the Seller’s and each Originator’s rights, interests and claims under the Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, and

(e)    all of the Seller’s rights, interests and claims under the Purchase and Sale Agreement and the other Transaction Documents.

“Restricted Payments” has the meaning set forth in Section 1(n) of Exhibit IV of the Agreement.

“Sanctioned Country” ~~means a country subject to a sanctions program identified on the list maintained by OFAC and currently available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time, for which the sanctions program extends beyond listed Sanctioned Persons.~~shall mean a country, region or territory that is itself the subject of a comprehensive sanctions program.

“Sanctioned Person” means ~~any of the following currently or in the future: (i) an entity, vessel, or individual named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC currently available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx or on the consolidated list of persons, groups, and entities subject to EU financial sanctions currently available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm; or (ii) anyone more than 50-percent owned by an entity or individual described in (i) above; or (iii) (A) an agency or instrumentality of, or an entity owned or controlled by, the government of a Sanctioned Country, (B) an entity located in a Sanctioned Country, or (C) an individual who is a citizen or resident of, or located in, a Sanctioned Country, to the extent that the agency, instrumentality, entity, or individual is subject to a sanctions program administered by OFAC; or (iv) an entity or individual engaged in activities sanctionable under CISADA (as defined under Sanctions Laws), ITRA (as defined under Sanctions Laws), IFCA (as defined under Sanctions Laws below), or any other Sanctions Laws as amended from time to time.~~

~~“Sanctions Laws” means the laws, regulations, and rules promulgated or administered by OFAC to implement US sanctions programs, including any enabling legislation or Executive Order related thereto, as amended from time to time; the US Comprehensive Iran Sanctions, Accountability, and Divestment Act and the regulations and rules promulgated thereunder (“CISADA”), as amended from time to time; the US Iran Threat Reduction and Syria Human Rights Act and the regulations and rules promulgated thereunder (“ITRA”), as amended from time to time; the US Iran Freedom and Counter-Proliferation Act and the regulations and rules promulgated thereunder (“IFCA”); the sanctions and other restrictive measures applied by the European Union in pursuit of the Common Foreign and Security Policy objectives set out in the~~

EXHIBIT 10.1

~~Treaty on European Union; and any similar sanctions laws as may be enacted from time to time in the future by the U.S., Canada, the European Union (and its Member States), or the Security Council or any other legislative body of the United Nations; and any corresponding laws of jurisdictions in which the Seller, the Servicer, Owens Corning, any Originator or any of their respective Affiliates operates or in which the proceeds of any Purchase will be used or from which funds used to repay any obligation under the Transaction Documents of the Seller, the Servicer, Owens Corning or any Originator will be derived.~~(a) any Person listed in any Sanctions -related list of designated Persons maintained by OFAC (including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person organized or resident in a Sanctioned Country or (c) any Person 50% or more owned by any such Person or Persons described in clauses (a) and (b).

“Sanctions Laws” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions and trade embargoes including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority with jurisdiction over any Purchaser, the Owens Corning or any of its Subsidiaries or Affiliates.

“Scheduled Commitment Termination Date” means with respect to any LC Bank or any Related Committed Purchaser, ~~May 5, 2020,~~April 8, 2022, as such date may be extended from time to time in the sole discretion of such LC Bank or such Related Committed Purchaser, as the case may be in accordance with Section 1.2(e).

“SEC” shall mean the Securities and Exchange Commission or any governmental agencies substituted therefor.

“Second Amendment Effective Date” means the date which that certain Second Amendment to this Agreement, dated as of April 8, 2019, becomes effective in accordance with its terms.

“Seller” has the meaning set forth in the preamble to the Agreement.

“Seller’s Share” of any amount means the greater of: (a) $0 and (b) such amount minus the Purchasers’ Share.

“Servicer” has the meaning set forth in the preamble to the Agreement.

“Servicer Default” means the occurrence of any of the following:

(i)    the Servicer shall fail to deliver any payments, collections or proceeds which it is obligated to deliver under the terms of this Agreement or any other Transaction Document at the times it is obligated to make such deliveries, and such failure remains unremedied for five Business Days;

EXHIBIT 10.1

(ii)    the Servicer shall fail to deliver the Information Package pursuant to this Agreement, and such failure shall remain unremedied for two Business Days.

(iii)    the Servicer shall fail to perform or observe any term, covenant or agreement under this Agreement or any other Transaction Document, and such failure, solely to the extent capable of cure, shall continue for 30 days after knowledge or written notice thereof by the Administrator;

(iv)    any representation or warranty made or deemed made by the Servicer (or its respective officers) under or in connection with this Agreement or any other Transaction Document, or any information or report delivered by the Servicer pursuant to this Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered;

(v)     the Servicer shall generally not pay its debts as such debts become due , or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Servicer seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Servicer shall take any corporate or organizational action to authorize any of the actions set forth above in this clause (v);

(vi)    a Change in Control shall occur; or

(vii)    the Servicer shall fail to pay (a) any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least $~~75,000,000~~100,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related agreement), (b) any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument (whether or not such failure shall have been waived under the related agreement), if the effect of such event or condition is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such Debt, or (c) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case before the stated maturity thereof.

EXHIBIT 10.1

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority and all interest, penalties, additions to tax and any similar liabilities with respect thereto.

“Termination Day” means: (a) each day on which the conditions for reinvestment set forth in Section 2 of Exhibit II to the Agreement are not satisfied or (b) each day that occurs on or after the Facility Termination Date.

“Termination Event” has the meaning specified in Exhibit V to the Agreement.

~~“Third Amendment Effective Date” means the date on which that certain Third Amendment to this Agreement, dated as of September 16, 2013, becomes effective in accordance with its terms.~~

“Total Reserves” means, at any time, the sum of: (a) the Yield Reserve, plus (b) the greater of (i) the Concentration Reserve plus the Minimum Dilution Reserve and (ii) the Loss Reserve plus the Dilution Reserve.

“Tranched Capital Purchaser” means, on and after January 1, 2020, Atlantic, Credit Agricole and any other Person from time to time a “Purchaser” in Atlantic’s or Credit Agricole’s Purchaser Group; it being understood and agreed that no Purchaser shall be a Tranched Capital Purchaser prior to January 1, 2020.

“Transaction Documents” means the Agreement, the Lock-Box Agreements, the Initial LC Transfer Agreement, the Subsequent LC Transfer Agreement, each Fee Letter, the Purchase and Sale Agreement, the Performance Guaranty, and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with the Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with the Agreement.

“Transaction Information” shall mean any information provided to any Rating Agency, in each case, to the extent related to such Rating Agency providing or proposing to provide a rating of any Notes or monitoring such rating including, without limitation, information in connection with the Seller, the Originator, the Servicer or the Receivables; provided that, for the avoidance of doubt, “Transaction Information” shall not include any information provided by Owens Corning or any of its Affiliates to any nationally recognized statistical rating organization (other than information solely related to the Receivables subject to this Agreement) in connection with such rating organization providing a rating or proposing to provide a rating to, or monitoring an existing rating of Owens Corning or any of its Affiliates or any debt securities of any of the foregoing.

“Transfer Supplement” has the meaning set forth in Section 5.3(c) of this Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

EXHIBIT 10.1

EXHIBIT III
REPRESENTATIONS AND WARRANTIES

1.Representations and Warranties of the Seller. The Seller represents and warrants to the Administrator, each Purchaser Agent and each Purchaser that:

(a)    Existence and Power. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and has all organizational power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except if failure to have such licenses, authorizations, consents or approvals could not reasonably be expected to have a Material Adverse Effect.

(b)     Company and Governmental Authorization, Contravention. The execution, delivery and performance by the Seller of this Agreement and each other Transaction Document to which it is a party are within the Seller’s organizational powers, have been duly authorized by all necessary organizational action, require no action by or in respect of, or filing with (other than the filing of UCC financing statements and continuation statements), any governmental body, agency or official, and, do not contravene, or constitute a default under, any provision of applicable law or regulation or of the operating agreement of the Seller or of any agreement, judgment, injunction, order, decree or other material instrument binding upon the Seller or result in the creation or imposition of any lien (other than liens in favor of the Administrator) on assets of the Seller.

(c)    Binding Effect of Agreement. This Agreement and each other Transaction Document to which it is a party constitute the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

(d)    Accuracy of Information. All ~~written information heretofore furnished by~~factual information taken as a whole, and together with all supplements and amendments thereto and any information contained in any public filings made with the SEC pursuant to the Exchange Act and furnished by or on behalf of the Seller in writing to the Administrator, any Purchaser Agent or any Purchaser pursuant to or in connection with this Agreement or any other Transaction Document is, ~~taken as a whole,~~ and all other such factual information taken as a whole hereafter furnished ~~by~~in writing by or on behalf of the Seller to the Administrator, any Purchaser Agent or any Purchaser ~~in writing pursuant to this Agreement or any Transaction Document~~ will be, taken as a whole, and together with all supplements and amendments thereto and any information contained in any public filings made with the SEC pursuant to the Exchange Act, true and accurate in all material respects ~~on~~as of the date as of which such information is ~~stated or certified~~dated or certified and not incomplete by omitting to state any material fact necessary to make such information taken as a whole not misleading in any material respect at such time in light of the circumstances under which such information was provided; it being understood that

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EXHIBIT 10.1

factual information” does not include any forward-looking information, projections, estimates, information of a general economic nature or general information about the Seller’s industry.

(e)    Actions, Suits. There are no actions, suits or proceedings pending or, to the best of the Seller’s knowledge, threatened against or affecting the Seller or its properties, in or before any court, arbitrator or other body, which could reasonably be expected to have a material adverse effect upon the ability of the Seller to perform its obligations under this Agreement or any other Transaction Document to which it is a party.

(f)    Accuracy of Exhibits; Account Arrangements. The names and addresses of all the Lock-Box Banks together with the account numbers of the Lock-Box Accounts and Lock-Boxes at such Lock-Box Banks, are specified in Schedule II to this Agreement (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts and Lock-Boxes as have been notified to the Administrator), and each Lock-Box Account and Lock-Box is subject to a Lock-Box Agreement. All information on each Exhibit, Schedule or Annex to this Agreement or the other Transaction Documents (as updated by the Seller from time to time) is true and complete. The Seller has not granted any interest in any Lock-Box Account (or any related Lock-Box) to any Person other than the Administrator and, upon delivery to a Lock-Box Bank of the related Lock-Box Agreement, the Administrator will have exclusive control (within the meaning of Section 9-104 of the UCC) of the Lock-Box Account at such Lock-Box Bank.

(g)    No Material Adverse Effect. Since the date of formation of Seller as set forth in its certificate of formation, there has been no Material Adverse Effect with respect to the Seller.

(h)    Names and Location. The Seller has not used any company names, trade names or assumed names other than its name set forth on the signature pages of this Agreement. The Seller is “located” (as such term is defined in the applicable UCC) in Delaware. The office where the Seller keeps its records concerning the Receivables is at the address set forth below its signature to this Agreement.

(i)    Margin Stock. The Seller is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U and X, as issued by the Board of Governors of the Federal Reserve System), and no proceeds of any purchase or reinvestment hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(j)    Eligible Receivables. Each Pool Receivable included as an “Eligible Receivable” in the calculation of the Net Receivables Pool Balance as of any date is an Eligible Receivable as of such date.

(k)    Credit and Collection Policy. The Seller has complied in all material respects with the Credit and Collection Policy of each Originator with regard to each Receivable originated by such Originator.

(l)    Investment Company Act. The Seller is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment

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EXHIBIT 10.1

Company Act of 1940, as amended (the “Investment Company Act”). The Seller is not a “covered fund” under Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder (the “Volcker Rule”). In determining that the Seller is not a “covered fund” under the Volcker Rule, although other exemptions or exclusions under the Investment Company Act may apply, the Seller relies on the exemption from the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act and does not rely solely on the exemption from the definition of “investment company” set forth in Section 3(c)(1) and/or 3(c)(7) of the Investment Company Act.
(m)    Sanctions Laws and Anti-Money Laundering Laws. Neither the Seller nor any of its Subsidiaries nor, to the knowledge of the Seller, any of the officers, directors, employees or agents of itself or its Subsidiaries: (i) is, or is owned 50% or ~~controlled~~more by~~,~~ a Sanctioned Person; or (ii) is located, incorporated, organized, or resident in a Sanctioned Country. ~~No proceeds from any Purchase will be used, directly or indirectly, to lend, contribute, provide, or have otherwise been or will be made available to fund, any activity or business with any Sanctioned Person or Sanctioned Country, or in any other~~The Seller will not use proceeds of any Purchase or issuance of Letters of Credit in any manner that will ~~result in any~~cause a violation of Anti-Money Laundering Laws, Anti-Corruption Laws or ~~breach by Owens Corning or any of its Subsidiaries of Sanctions Laws. Owens Corning~~ Sanctions Laws by any Person participating in the transaction contemplated by this Agreement. The Seller and its Subsidiaries have implemented and maintain in effect policies and procedures designed to ~~ensure~~promote compliance by Owens Corning, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Money Laundering Laws, Anti-Corruption Laws and Sanctions Laws, and Owens Corning, its Subsidiaries and their respective officers and employees and to the knowledge of the Seller, its and its Subsidiaries’ directors, employees and agents, are in compliance with Anti-Money Laundering Laws, Anti-Corruption Laws and Sanctions Laws in all material respects.

(n)    Transaction Information. None of the Seller, any Affiliate of the Seller or any third party with which the Seller or any Affiliate thereof has contracted, has delivered, in writing or orally, to any Rating Agency, any Transaction Information without providing such Transaction Information to the applicable Purchaser Agent prior to delivery to such Rating Agency and has not participated in any oral communications with respect to Transaction Information with any Rating Agency without the participation of such Purchaser Agent.

(o)    Beneficial Ownership Regulation. As of the Second Amendment Effective Date, the Seller is an entity that is organized under the laws of the United States or of any state and at least 51% of whose common stock or analogous equity interest is owned directly or indirectly by a company listed on the New York Stock Exchange or the American Stock Exchange or designated as a NASDAQ National Market Security listed on the NASDAQ stock exchange and is excluded on that basis from the definition of "Legal Entity Customer" as defined in the Beneficial Ownership Regulation.

2.    Representations and Warranties of the Servicer. The Servicer represents and warrants to the Administrator, each Purchaser Agent and each Purchaser that:

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EXHIBIT 10.1

(a)    Existence and Power. The Servicer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all company power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted, except where failure to have such licenses, authorizations, consents or approvals would not be reasonably expected to have a Material Adverse Effect.

(b)    Company and Governmental Authorization, Contravention. The execution, delivery and performance by the Servicer of this Agreement and each other Transaction Document to which it is a party are within the Servicer’s organizational powers, have been duly authorized by all necessary organizational action, require no action by or in respect of, or filing with, any governmental body, agency or official, and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or bylaws of the Servicer or of any judgment, injunction, order or decree or agreement or other material instrument binding upon the Servicer or result in the creation or imposition of any lien on assets of the Servicer (other than in favor of the Administrator under the Transaction Documents) or any of its Subsidiaries.

(c)    Binding Effect of Agreement. This Agreement and each other Transaction Document to which it is a party constitute the legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

(d)    Accuracy of Information. All ~~written information heretofore furnished by~~factual information taken as a whole, and together with all supplements and amendments thereto and any information contained in any public filings made with the SEC pursuant to the Exchange Act and furnished by or on behalf of the Servicer in writing to the Administrator, any Purchaser Agent or any Purchaser pursuant to or in connection with this Agreement or any other Transaction Document is, ~~taken as a whole,~~ and all other such factual information taken as a whole hereafter furnished ~~by~~in writing by or on behalf of the Servicer to the Administrator, any Purchaser Agent or any Purchaser ~~in writing pursuant to this Agreement or any other Transaction Document~~ will be, taken as a whole, and together with all supplements and amendments thereto and any information contained in any public filings made with the SEC pursuant to the Exchange Act, true and accurate in all material respects ~~on~~as of the date as of which such information is ~~stated or certified~~ dated or certified and not incomplete by omitting to state any material fact necessary to make such information taken as a whole not misleading in any material respect at such time in light of the circumstances under which such information was provided; it being understood that “factual information” does not include any forward-looking information, projections, estimates, information of a general economic nature or general information about the Servicer’s industry.

(e)    Actions, Suits. Except as set forth in Schedule III, there are no actions, suits or proceedings pending or, to the best of the Servicer’s knowledge, threatened against or affecting the Servicer or any of its Affiliates or their respective properties, in or before any court, arbitrator or other body, which could reasonably be expected to have a material adverse effect upon the

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EXHIBIT 10.1

ability of the Servicer (or such Affiliate) to perform its obligations under this Agreement or any other Transaction Document to which it is a party.

(f)    No Material Adverse Effect. Since December 31, 2016 there has been no Material Adverse Effect with respect to the Servicer.

(g)    Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy of each Originator and the Seller with regard to each Receivable originated by such Originator.

(h)    Investment Company Act. The Servicer is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(i)    Sanctions Laws and Anti-Money Laundering Laws. ~~Neither~~None of the Servicer ~~nor~~, Owens Corning nor any of ~~their~~its respective Subsidiaries nor, to the knowledge of the Servicer or Owens Corning, any of the officers, directors, employees or agents of itself or its Subsidiaries: (i) is, or is owned 50% or ~~controlled~~more by~~,~~ a Sanctioned Person; or (ii) is located, incorporated, organized, or resident in a Sanctioned Country. ~~No proceeds from any Purchase will be used, directly or indirectly, to lend, contribute, provide, or have otherwise been or will be made available to fund, any activity or business with any Sanctioned Person or Sanctioned Country, or in any other~~Neither the Servicer nor Owens Corning will use proceeds of any Purchase or issuance of Letters of Credit in any manner that will ~~result in any~~cause a violation of Anti-Money Laundering Laws, Anti-Corruption Laws or ~~breach by Owens Corning or any of its Subsidiaries of~~ Sanctions Laws~~.~~ by any Person participating in the transaction contemplated by this Agreement. The Servicer, Owens Corning and its respective Subsidiaries have implemented and maintain in effect policies and procedures ~~reasonably~~ designed to ~~ensure~~promote compliance by Servicer, Owens Corning~~,~~ and its respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Money Laundering Laws, Anti-Corruption Laws and Sanctions Laws, and the Servicer, Owens Corning~~,~~ and its respective Subsidiaries and their respective officers and employees and to the knowledge of the Servicer, ~~its~~Owens Corning and its respective Subsidiaries’ directors, employees and agents, are in compliance with Anti-Money Laundering Laws, Anti-Corruption Laws and Sanctions Laws in all material respects.

(j)    Transaction Information. None of the Servicer, any Affiliate of the Servicer or any third party with which the Servicer or any Affiliate thereof has contracted, has delivered, in writing or orally, to any Rating Agency providing or proposing to provide a rating to, or monitoring a rating of, any Notes, any Transaction Information without providing such Transaction Information to the applicable Purchaser Agent prior to delivery to such Rating Agency and has not participated in any oral communications with respect to Transaction information with any Rating Agency without the participation of such Purchaser Agent.

(k)    EU Risk Retention. Each of the representations and warranties of Owens Corning Sales set forth in Schedule VI to this Agreement (EU Risk Retention Provisions) is true and correct.

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EXHIBIT 10.1

(v)    Annual Financial Statements. Within ~~75~~90 days after the close of each calendar year, the consolidated balance sheet of Owens Corning and its Subsidiaries as at the end of such calendar year and the related consolidated statements of income and retained earnings and statement of cash flows for such calendar year setting forth comparative figures for the preceding calendar year, all reported on by independent certified public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Owens Corning and its Subsidiaries on a consolidated basis in accordance with generally accepted accounting principals consistently applied.

(vi)Management Letters. Promptly after receipt by Owens Corning, a copy of any “management letter” received from the certified public accountants auditing the consolidated financial statements of Owens Corning and its Subsidiaries, on a group basis, and management’s response thereto.

(vii)Other Reports and Filings. Promptly (but in any event within ten days) after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which Owens Corning or any of its Subsidiaries shall publicly file with the SEC or deliver to holders (or any trustee, agent or other representative therefor) of any of its material Indebtedness pursuant to the terms of the documentation governing the same, provided that any financial information, proxy statements or other material required to be delivered pursuant to this clause (vii) shall be deemed to have been furnished to each of the Administrator and each Purchaser Agent on the date that such report, proxy statement or other material is posted on the SEC’s website at www.sec.gov; provided further, that such information (other than any Form 10-K, Form 10-Q or proxy materials) shall be deemed to have been delivered when posted only upon notification by the Seller (or the Servicer on its behalf) to the Administrator and each Purchaser Agent of such posting.

(b)    Notices. The Seller will notify the Administrator and each Purchaser Agent in writing of any of the following events promptly upon (but in no event later than three Business Days after) a financial or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i)
Notice of Termination Events or Unmatured Termination Events. A statement of the chief financial officer or chief accounting officer of the Seller setting forth details of any Termination Event or Unmatured Termination Event and the action which the Seller proposes to take with respect thereto.

EXHIBIT 10.1

Purchaser Agent as to such UCC perfection and priority matters as such Person may request at such time.

(r)    Sanctions Laws and Anti-Money Laundering Laws. ~~Seller will use commercially reasonable efforts to ensure that no Collections or other funds used to repay any obligation under the Transaction Documents (i) constitute the property of, or are beneficially owned, directly or indirectly, by any Sanctioned Person; (ii) are derived from any transactions~~The Seller will not, directly or knowingly indirectly, permit the proceeds from any Purchase or issuance of Letters of Credit to be used to lend, contribute, provide, or make available to fund, any activity or business with any Sanctioned Person or Sanctioned Country~~. Seller has taken, and during the term of this Agreement shall take, reasonable measures to ensure compliance with Sanctions Laws and Anti-Money Laundering Laws. During the term of this Agreement, Seller shall not become a Sanctioned Person~~ in any manner that will result in any violation by Seller, any of its Subsidiaries or any party hereto of Sanctions Laws.

(s)    [Reserved].

(t)    Transaction Information. None of the Seller, any Affiliate of the Seller or any third party with which the Seller or any Affiliate thereof has contracted, shall deliver, in writing or orally, to any Rating Agency, any Transaction Information without providing such Transaction Information to the applicable Purchaser Agent prior to delivery to such Rating Agency and will not participate in any oral communications with respect to Transaction Information with any Rating Agency without the participation of such Purchaser Agent.

(u)    Agreed Upon Procedures. Within 90 days following the end of each fiscal year of the Seller, the Seller (or the Servicer on its behalf) shall cause a firm of nationally recognized certified public accountants or consultants reasonably acceptable to the Administrator (who may also render other services to the Seller or the Servicer) to furnish to the Administrator an agreed upon procedures report in form and substance reasonably acceptable to the Administrator, to the effect that they have performed certain procedures and examined certain documents and records relating to the Receivables for the preceding calendar year, and that on the basis of such procedures, have noted any exceptions in such report. It is understood that the scope of any such report shall be substantially similar to the scope contemplated by the comparable report delivered in connection with the closing of the transactions contemplated by the Original Agreement.

(v)    Beneficial Ownership Regulation. Promptly following any change that would result in a change to the status as an excluded “Legal Entity Customer” under (and as defined in) the Beneficial Ownership Regulation, the Seller shall execute and deliver to the Administrator a Certification of Beneficial Owner(s) complying with the Beneficial Ownership Regulation, in form and substance reasonably acceptable to the Administrator.

2.    Covenants of the Servicer. At all times from the date hereof until the latest of the Facility Termination Date, the date on which no Capital of or Discount in respect of the Purchased Interest shall be outstanding, the date the Aggregate LC Participation Amount is cash collateralized in full or the date all other amounts (other than contingent, unasserted indemnification claims) owed by the Seller or the Servicer under this Agreement to any

EXHIBIT 10.1

(iv)    Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Pool Receivables or Collections with respect thereto other than Permitted Liens, (B) any Person other than the Seller, the Servicer or the Administrator shall obtain any rights or direct any action with respect to any Lock-Box Account (or related Lock-Box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrator.

(v)ERISA. Promptly after the filing or receiving thereof notice of and, upon the request of the Administrator, copies of all reports and notices that Owens Corning or any Affiliate of Owens Corning files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that such Person or any of its Affiliates receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which such Person or any Affiliate of Owens Corning is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition that could, in the aggregate, result in the imposition of liability on Owens Corning and/or any such Affiliate which could reasonably be expected to have a Material Adverse Effect.

(vi)Name Changes. At least ten days before any change in any Originator’s or the Seller’s name or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof.

(vii)Material Adverse Change. A material adverse change in the business, operations, property or financial or other condition of any Originator.

(viii)Other Debt Default. A default or any event of default under any ~~other financing arrangement~~Debt evidencing $~~75,000,000~~100,000,000 or more of indebtedness pursuant to which Owens Corning, any Originator, the Servicer or any of their Affiliates is a debtor or an obligor.

(c)    Conduct of Business. The Servicer will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and will do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted if the failure to have such authority could reasonably be expected to have a Material Adverse Effect.

(d)    Compliance with Laws. The Servicer will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.

EXHIBIT 10.1

or to enable the Administrator (on behalf of the Purchasers) to exercise and enforce their respective rights and remedies under this Agreement or any other Transaction Document. Without limiting the foregoing, the Servicer hereby authorizes, and will, upon the request of the Administrator, at the Servicer’s own expense, execute (if necessary) and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrator may reasonably request, to perfect, protect or evidence any of the foregoing.
(m)    Transaction Information. None of the Servicer, any Affiliate of the Servicer or any third party contracted by the Servicer or any Affiliate thereof, shall deliver, in writing or orally, to any Rating Agency, any Transaction Information without providing such Transaction Information to the applicable Purchaser Agent prior to delivery to such Rating Agency and will not participate in any oral communications with respect to Transaction Information with any Rating Agency without the participation of such Purchaser Agent.

(n)    Sanctions Laws and Anti-Money Laundering Laws. ~~Servicer will use commercially reasonable efforts to ensure that no Collections or other funds used to repay any obligation under the Transaction Documents (i) constitute the property of, or are beneficially owned, directly or indirectly, by any Sanctioned Person; (ii) are derived from any transactions~~The Servicer will not, directly or knowingly indirectly, permit the proceeds from any Purchase or issuance of Letters of Credit to be used to lend, contribute, provide, or make available to fund, any activity or business with any Sanctioned Person or Sanctioned Country~~. Servicer has taken, and during the term of this Agreement shall take, reasonable measures to ensure compliance with Sanctions Laws and Anti-Money Laundering Laws. During the term of this Agreement, Servicer shall not become a Sanctioned Person~~ in any manner that will result in any violation by Servier, any of its Subsidiaries or any party hereto of Sanctions Laws.

(o)    EU Risk Retention. Owens Corning Sales shall perform each of its covenants set forth in Schedule VI to this Agreement (EU Risk Retention Provisions).

3.Separate Existence. Each of the Seller and the Servicer hereby acknowledges that the Purchasers, the Purchaser Agents and the Administrator are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from any Originator, the Servicer, Owens Corning and their Affiliates. Therefore, from and after the date hereof, each of the Seller and Servicer shall take all steps specifically required by this Agreement or reasonably required by the Administrator, any Purchaser Agent or any Purchaser to continue the Seller’s identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of Owens Corning, the Originators, the Servicer and any other Person, and is not a division of Owens Corning, the Originators, the Servicer, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Seller and Owens Corning shall take such actions as shall be required in order that:

(a)    The Seller will be a limited liability company whose primary activities are restricted in its LLC Agreement to: (i) purchasing or otherwise acquiring from the Originator,

EXHIBIT 10.1

EXHIBIT V
TERMINATION EVENTS

Each of the following shall be a “Termination Event”:
(a)    (i) the Seller, an Originator, the Performance Guarantor, or the Servicer shall fail to perform or observe any term, covenant or agreement under the Agreement or any other Transaction Document, and, except as otherwise provided herein, such failure, solely to the extent capable of cure, shall continue for 30 days after knowledge or written notice thereof by the Administrator, (ii) the Seller, an Originator, or the Servicer shall fail to make when due (x) any payment in reduction of Aggregate Capital or any deposit of Collections required hereunder or under any other Transaction Document and such failure shall continue unremedied for one (1) Business Day or (y) any payment for any other amounts owing hereunder or under any other Transaction Document and such failure shall continue unremedied for five (5) Business Days or (iii) Owens Corning Sales shall resign as Servicer, and no successor Servicer reasonably satisfactory to the Administrator shall have been appointed;

(b)    any representation or warranty made or deemed made by the Seller, the Performance Guarantor, any Originator or the Servicer (or any of their respective officers) under or in connection with the Agreement or any other Transaction Document (other than any deemed representation or warranty made on the date of any reinvestment that no Unmatured Termination Event has occurred and is continuing), or any information or report delivered by the Seller, the Performance Guarantor, any Originator or the Servicer pursuant to the Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered;

(c)    the Seller or the Servicer shall fail to deliver the Information Package pursuant to the Agreement, and such failure shall remain unremedied for two Business Days;

(d)    the Agreement or any purchase or reinvestment pursuant to the Agreement shall for any reason: (i) cease to create, or the Purchased Interest shall for any reason cease to be, a valid and enforceable perfected undivided percentage ownership or security interest to the extent of the Purchased Interest in each Pool Receivable, the Related Security and Collections with respect thereto, free and clear of any Adverse Claim other than Permitted Liens, or (ii) cease to create with respect to the Pool Assets, or the interest of the Administrator with respect to such Pool Assets shall cease to be, a valid and enforceable first priority perfected security interest, free and clear of any Adverse Claim other than Permitted Liens;

(e)    the Seller, the Performance Guarantor~~,~~ or the Servicer ~~or any Originator~~ shall generally not pay its debts as such debts become due (unless such debts are the subject of a bona fide dispute as to liability or amount), or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller, the Performance Guarantor, the Servicer or any Originator seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar

EXHIBIT 10.1

official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller, the Performance Guarantor, the Servicer or any Originator shall take any corporate or organizational action to authorize any of the actions set forth above in this paragraph;

(f)     (i) the average for three consecutive calendar months of: (A) the Default Ratio shall exceed 2.50%, (B) the Delinquency Ratio shall exceed 7.50% or (C) the Dilution Ratio shall exceed 6.50% or (ii) the Days’ Sales Outstanding shall exceed 60.0;

(g)    a Change in Control shall occur;

(h)    as of the last day of any Settlement Period (i) the sum of (A) the Aggregate Capital, plus the Adjusted LC Participation Amount, plus (B) the Total Reserves exceeds (ii) the sum of (A) the Accrual Adjusted Net Receivables Pool Balance at such time, plus (B) the Purchasers’ Share of the amount of Collections then on deposit in the Lock-Box Accounts (other than amounts set aside therein representing Discount and fees), and such circumstance shall not have been cured within two Business Days;

(i)    the Performance Guarantor or any of its Subsidiaries shall fail to pay (i) any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least $~~75,000,000~~100,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related agreement), (ii) any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument (whether or not such failure shall have been waived under the related agreement), if the effect of such event or condition is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such Debt, or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case before the stated maturity thereof;

(j)    (i) a contribution failure shall occur with respect to any Benefit Plan sufficient to give rise to a lien on any of the assets of Seller, any Originator or any ERISA Affiliate under Section 303(k) of ERISA and such failure is not cured and any related lien released within 30 days or (ii) either the Internal Revenue Service or the Pension Benefit Guaranty Corporation shall have filed one or more notices of lien asserting a claim or claims pursuant to the Internal Revenue Code, or ERISA, as applicable, against the assets of the Seller or any Originator or any ERISA Affiliate in an amount in excess of $2,500,000 and such lien is not released within 30 days;

~~V~~Schedule I- 2

EXHIBIT 10.1

(k)    the Seller or Owens Corning shall fail to (x) at any time (other than for fifteen Business Days following the death or resignation of any Independent Director) have an Independent Director, that satisfies each element of the definition of Independent Director, on the Seller’s board of directors or (y) notify the Administrator and each Purchaser Agent of any replacement or appointment of any director that is to serve as an Independent Director on the Seller’s board of directors within five (5) Business Days of such replacement or appointment;

(l)    any Letter of Credit is drawn upon and is not fully reimbursed by the Seller, or funded by the Conduit Purchasers or Related Committed Purchasers, within two (2) Business Days from the date of such draw (or, if later, the date upon which the applicable LC Bank gave the Seller notice of such drawing in accordance with Section 1.14(b));

(m)    any material provision of this Agreement or any other Transaction Document shall cease to be in full force and effect or any of the Seller, the Servicer, Owens Corning or any Originator shall so state in writing;

(n)    a Servicer Default shall have occurred;

(o)    one or more judgments or decrees shall be entered against the Seller, Owens Corning or any Subsidiary of Owens Corning involving in the aggregate a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $~~75,000,000~~100,000,000 (or solely with respect to the Seller, $13,475); or

(p)    the Interest Expense Coverage Ratio for any Test Period ending on the last day of any Fiscal Quarter shall be less than 2.25:1.00. For purposes of this clause (p), the terms “Interest Expense Coverage Ratio”, “Test Period” and “Fiscal Quarter” shall have the respective meaning assigned to such terms in the Owens Corning Credit Agreement, including all defined terms used within such terms which defined terms and definitions thereof are incorporated by reference herein; provided, however, that in the event the Owens Corning Credit Agreement is terminated or such defined terms are no longer used in the Owens Corning Credit Agreement, the respective meaning assigned to such terms immediately preceding such termination or non-usage shall be used for purposes of this clause (p). If, after the date hereof, the Interest Expense Coverage Ratio maintenance covenant set forth in the Owens Corning Credit Agreement (or any of the defined terms used in connection with such covenant (including the terms “Interest Expense Coverage Ratio”, “Test Period” and “Fiscal Quarter”)) is amended, modified or waived, then the test set forth in this clause (p) or the defined terms used therein, as applicable, shall, for all purposes of this Agreement, automatically and without further action on the part of any Person, be deemed to be also so amended, modified or waived, if at the time of such amendment, modification or waiver, (i) each Related Committed Purchaser (or an Affiliate thereof) and each LC Bank (or an Affiliate thereof) is a party to the Owens Corning Credit Agreement and (ii) such amendment, modification or waiver is consummated in accordance with the terms of the Owens Corning Credit Agreement.

~~V~~Schedule I- 3

EXHIBIT 10.1

EXHIBIT VI
TRANCHED CAPITAL PURCHASER

The Seller and the Administrator acknowledge that the Capital purchased by any Tranched Capital Purchaser shall be deemed to consist of a “Class A” interest in such Capital and a “Class B” interest in such Capital. The Class B interest shall be subordinate to the Class A interest. Except as specifically set forth herein, none of the Seller, the Servicer, the Performance Guarantor, the Administrator, the Purchasers or any other Affected Person shall have any obligations under this Agreement or any other Affected Person with respect to the tranching of the Capital made by any Tranched Capital Purchaser into Class A interests and Class B interests or any other matter related thereto; provided, that, in no event shall the obligations of the Seller under the Transaction Documents be increased in any respect as a result thereof. A Tranched Capital Purchaser’s (i) Class A interest shall initially consist of 85% of the Capital purchased by it hereunder and (ii) Class B interest shall initially consist of 15% of the Capital purchased by it hereunder; provided, that, any Tranched Capital Purchaser may upon notice to its Purchaser Agent modify the percentages of its Capital constituting Class A interests and Class B interests, respectively, so long as the respective percentages equal 100% of such Tranched Capital Purchaser’s Capital.
The Administrator, Servicer and the Seller acknowledge that (i) all payments of the portion of Capital owing to any Tranched Capital Purchaser on each Settlement Date in respect of the Capital purchased by such Tranched Capital Purchaser hereunder shall be deemed to be allocated (x) first to such Tranched Capital Purchaser’s Class A interest, until the outstanding Capital allocated to the Class A interest is reduced to zero and (y) second to such Tranched Capital Purchaser’s Class B interest, until the Class B interest is reduced to zero, and (ii) all payments constituting Discount and Fees made to such Tranched Capital Purchaser’s on each Settlement Date in respect of the Capital purchased by it hereunder shall be deemed to be allocated to such Tranched Capital Purchaser’s Class A interest and such Tranched Capital Purchaser’s Class B interest, pro rata, based on the amount of outstanding Capital of such Tranched Capital Purchaser’s Class A interest and Class B interest on such Settlement Date. It is understood and agreed that, notwithstanding anything in this Agreement to the contrary, (i) none of the Seller, the Servicer, the Performance Guarantor, the Administrator, the Purchasers or any other Affected Person shall be responsible for the calculation of any amounts due to any Tranched Capital Purchaser’s Class A interest or Class B interest, respectively, or the outstanding amount of any Tranched Capital Purchaser’s Class A interest or Class B interest and such amounts shall not appear on any Information Package or other report provided by the Administrator, the Servicer or the Seller and (ii) the Administrator shall send one combined payment to the applicable Purchaser Agent for any Tranched Capital Purchaser(s) representing amounts due to the Purchasers in such Purchaser Group on the related Settlement Date to the extent provided for in, and in accordance with, this Agreement.

~~V~~Schedule I- 4

EXHIBIT 10.1

SCHEDULE VI

EU RISK RETENTION PROVISIONS

1. Definitions
As used in this Schedule VI, terms defined in Exhibit I to the Agreement have the meanings set forth therein, and the following capitalized terms have the following meanings:
“~~CRR~~EU Securitization Regulation” means Regulation (EU) ~~No. 575/2013~~2017/2402 of the European Parliament and of the Council of ~~26 June 2013, as supplemented by Commission Delegated Regulation (EU) No 625/2014.~~December 12, 2017.
“EU ~~Retention Requirements~~Securitization Rules” means ~~Articles 404-410 (inclusive) of the CRR~~the EU Securitization Regulation, together with any ~~guidance published in relation thereto including any~~relevant regulatory and/or implementing technical standards adopted by the European Commission in relation thereto, any relevant regulatory and/or implementing technical standards applicable in relation thereto pursuant to any transitional arrangements made pursuant to the EU Securitisation Regulation, and, in each case, any relevant guidance published in relation thereto by the European Banking Authority or the European Securities and Markets Authority (or, in either case, any predecessor authority) or by the European Commission..
“Retained Interest” has the meaning set forth in paragraph 2(b) of this Schedule VI.
2. Risk Retention Provisions
Owens Corning Sales, as originator (as defined under Article ~~4~~2(~~1)(13~~2)(a) of the ~~CRR~~Securitization Regulation), hereby confirms, represents and warrants, irrevocably and unconditionally agrees and undertakes to the Administrator, each Purchaser Agent and each Purchaser for the benefit of each Affected Person, in connection with the EU ~~Retention Requirements~~Securitization Rules, on an ongoing basis, until the latest of the Facility Termination Date, the date on which no Capital of or Discount in respect of the Purchased Interest shall be outstanding, the date the Aggregate LC Participation Amount is cash collateralized in full or the date all other amounts (other than contingent, unasserted indemnification claims) owed by the Seller or the Servicer under this Agreement to any Purchaser Agent, any Purchaser, the Administrator and any other Indemnified Party or Affected Person shall be paid in full:
(a)    Owens Corning Sales owns, directly, 100% of the membership interests of the Seller;
(b)    Owens Corning Sales retains and will retain a material net economic interest in the Pool Receivables in an amount of not less than 5% of the aggregate

Schedule VI

EXHIBIT 10.1

nominal value of the Pool Receivables, measured at the time of each acquisition of a Pool Receivable by the Seller, in the form of a first loss tranche as described in Article ~~405~~6(~~1~~3)(d) of the ~~CRR~~EU Securitization Regulation (as supplemented by Article 8 of Commission Delegated Regulation (EU) No 625/2014), as represented by Owens Corning Sales’s 100% equity interest in the Seller and the Seller~~'~~’s right to receive Collections for its own account under Sections 1.4(b) and (d) of the Agreement (the “Retained Interest”) (it being acknowledged that such interest may be reduced without violation of this covenant by reason of cash flow allocation or through the allocation of losses in the manner permitted by the EU ~~Retention Requirements~~Securitization Rules);
(c)    Owens Corning Sales will not (and will not permit the Seller, any Originator or any of its other Affiliates to) ~~sell,~~ hedge or otherwise mitigate its credit risk under or associated with the Retained Interest, or sell, transfer or otherwise surrender all or part of the rights, benefits or obligations arising from the Retained Interest, except to the extent permitted in accordance with ~~Article 405(1) of the CRR~~the EU Securitization Rules;
(d)    Owens Corning Sales will not change the manner in which it retains its net economic interest in the Pool Receivables, including the retention option and the method of calculating its Retained Interest, except under extraordinary circumstances as permitted in accordance with ~~Article 405(1) of the CRR~~the EU Securitization Rules;
(e)    Owens Corning Sales will provide ongoing confirmation of Owens Corning Sales’s continued compliance with the obligations described in paragraphs (b) and (c) above:
(i)    in or concurrently with the delivery of each Information Package;
(ii)    promptly following the occurrence of any Servicer Default, Termination Event or Unmatured Termination Event; and
(iii)    from time to time upon request by the Administrator (on behalf of any Affected Person) in connection with any material change in the performance of the Pool Receivables or the transactions contemplated by Transaction Documents or any material breach of the Transaction Documents;
(f)    Owens Corning Sales will promptly notify the Administrator, the Purchaser Agents and the Purchasers in accordance with the Agreement of any violation of Owens Corning Sales’s commitment to retain the Retained Interest or any change in the manner in which the Retained Interest is held; ~~and~~
(g)    Owens Corning Sales will provide (or cause the Seller, the Servicer or the Originators to provide), promptly on request by the Administrator or any Purchaser Agent on behalf of any Purchaser from time to time, such further information as the Administrator, any Purchaser Agent or any Purchaser may reasonably request in order to enable compliance by any Affected Person with any EU ~~Retention Requirements~~Securitization Rules, to the extent that such information is in the possession

Schedule VI

EXHIBIT 10.1

or control of Owens Corning Sales, the Seller, the Servicer or any Originator and that Owens Corning Sales (or the Seller, the Servicer or the Originators, as applicable) can provide such information without breaching applicable confidentiality laws or contractual obligations binding on them;
(h)    with respect to each Pool Receivable, Owens Corning Sales, itself or through related entities, directly or indirectly, was involved (or, with respect to any future Pool Receivable, will be involved) in the original agreement which created the obligations or potential obligations of the relevant Obligor giving rise to that Pool Receivable;
(i)    (i) Owens Corning Sales has not been established and does not and will not operate for the sole purpose of securitizing exposures; (ii) Owens Corning Sales has a business strategy and the capacity to meet payment obligations consistent with a broader business enterprise and involving material support from capital, assets, fees or other income available to the entity, relying neither on the exposures being securitized by Owens Corning Sales nor on any interests retained or proposed to be retained in accordance with the EU Securitization Regulation, as well as any corresponding income from such exposures and interests; and (iii) Owens Corning Sales’s responsible decision makers have the required experience to enable Owens Corning Sales to pursue its established business strategy, as well as an adequate corporate governance arrangement; and
(j)    Owens Corning Sales (and, as applicable, each other Originator) grants and will grant all the credits giving rise to the Pool Receivables on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes to ensure that credit-granting is based on a thorough assessment of the relevant Obligor’s creditworthiness.

Schedule VI